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                                                                       EXHIBIT 3
                                                       AMENDED DECEMBER 31, 1997




                           ARTICLES OF INCORPORATION
                                      OF
                   UNITED FINANCIAL BANKING COMPANIES, INC.



     1.  The name of the corporation is

               UNITED FINANCIAL BANKING COMPANIES, INC.

     2. The purpose for which the corporation is organized is the business of owning and controlling banks. In addition, the corporation shall be authorized to transact any or all lawful business not required to be specifically stated in these Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act.

     3. The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall be 3,500,000 shares of Common Stock, par value $1 per share, and 5,000,000 shares of Preferred Stock, without par value. At December 31, 1997, each five (5) issued and outstanding shares of Common Stock of the Corporation shall automatically and without further action be combined and converted into one (1) share of validly issued, fully paid and nonassessable Common Stock of the Corporation. No fractional shares or scrip for fractional shares shall be issued by reason of this conversion.

          The Board of Directors is hereby empowered to cause the Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(k) below, as shall be determined by the Board of Directors.

          The shares of Preferred Stock may vary as to:

          (a) the designation of such series, the number of shares to constitute such series and the stated value thereof;

          (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which (I) may be general or limited, and (ii) may permit more than one vote per share;

          (c) the rate or rates (which may be fixed or variable) at which dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends are payable, the preference or relation which such dividends shall bear to the dividends payable on shares of Common Stock or on any shares of any other series of Preferred Stock;

          (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

          (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary and involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

          (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of Common Stock or any other securities (including any other series of Preferred Stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
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          (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of any other series of the Preferred Stock;

          (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the Preferred Stock;

          (j) the ranking (be it pari passu, junior or senior) or each series
                                 ---- -----
as to the payment of dividends, the distribution of assets and all other matters; and

          (k) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the Commonwealth of Virginia.

          In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of these Articles of Incorporation applicable to the Preferred Stock, the holders of the Preferred Stock shall have no claim to any of the remaining assets of the Corporation.

          The power, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restriction thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of Preferred Stock of each series shall be equal in all respects.

     "Series A Preferred Stock. (a) Designation. The series of preferred stock shall be designated and known as "Series A Preferred Stock."

     (b) Number of Shares. The Series A Preferred Stock shall consist of up to nine hundred (900) shares of the authorized preferred stock, without par value, of the Corporation.

     (c) Dividends and Distributions. Subject to the prior or superior rights of the holders of any shares of any series of preferred stock ranking prior or superior to the Series A Preferred Stock with respect to dividends, whether now existing or hereafter created, the holders of shares of Series A Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors, prior to payment of any cash dividends on any class of Common Stock or other class of stock junior to the Series A Preferred Stock during the quarter to which such dividend relates, out of funds legally available therefore, dividends in an amount per share equal to ten percent (10%) of the Original Purchase Price of the Series A Preferred Stock (as hereinafter defined) divided by four. Dividends shall be cumulative from the date of issuance, whether or not declared by the Board of Directors, and shall be payable quarterly on the first day of January, April, July and October of each year (each a "Dividend Payment Date") commencing on the first Dividend Payment Date after the issuance of any shares of Series A Preferred Stock. For purposes hereof the "Original Purchase Price of the Series A Preferred Stock" shall be one thousand five hundred dollars ($1,500) per share of Series A Preferred Stock. In the event that the corporation shall at any time declare and pay or effect in respect of the Series A Preferred Stock any stock split, (whether or not in the form of a stock dividend), reverse stock split, or other reclassification or combination of the Series A Preferred Stock or other transaction (including a merger, consolidation or share exchange) which has the effect of increasing or decreasing the number of shares of Series A Preferred Stock, then the Original Purchase Price of the Series A Preferred Stock shall be deemed to have been proportionately adjusted to reflect such transaction or event. In the event that any share of Series A Preferred Stock is outstanding for only a part of the quarterly period preceding any Dividend Payment Date, then the dividend payable with respect to such share shall be prorated for the period such share was outstanding during such period, except that the dividend payable on January 1, 1997 shall not be so prorated and shall consist of the full amount that would be payable if the shares of Series A Preferred Stock had been outstanding for the entire quarterly period preceding such date. Dividends declared and paid in an amount less than the total amount payable on all shares of Series A Preferred Stock shall be allocated pro rata among the shares of Series A Preferred Stock outstanding.
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     (d) Voting Rights.  Except as may be expressly required by the laws of general applicability of the Commonwealth of Virginia, and except as otherwise provided in this paragraph (d) the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted for the vote of stockholders, including but not limited to the election of directors. In the event that there shall have occurred an Event of Default (as hereinafter defined) then, notwithstanding any other provision of the articles of incorporation of the Corporation, the terms of office of the members of the Board of Directors of the Corporation shall cease to be staggered, the term of office of each member of the Board of Directors shall terminate at the next election of directors, whether such election is at an annual meeting or at a special or extraordinary meeting called for the purpose of the election of directors, and the holders of the outstanding shares of Series A Preferred Stock, voting as a separate class, by the action of the holders of a majority of such shares, shall be entitled to elect that number of directors as shall constitute a majority of the Board of Directors. Following the occurrence of an Event of Default, the holders of a majority of the Series A Preferred Stock shall be entitled to call a special meeting of shareholders for the purpose of the election of directors. For purposes hereof, an "Event of Default" shall exist if the Corporation shall fail, for any reason whatsoever, to redeem (or to call for redemption and deposit sufficient funds for purposes of effecting the redemption with an independent depositary or escrow agent) all outstanding shares of Series A Preferred Stock, and to have paid all accrued dividends on the Series A Preferred Stock, by September 30, 2001. The right of the Series A Preferred Stock to elect a majority of the Board of Directors following the occurrence of an Event of Default shall continue until the later of (I) September 30, 2001 or
(ii) the redemption of all outstanding shares of Series A Common Stock. Notwithstanding anything contained herein to the contrary, the exercise of the right of the Series A Preferred Stock to call a special meeting for the purpose of the election of directors and to elect a majority of the Board of Directors following the occurrence of an Event of Default shall be subject to the receipt of any required consents or approvals of the Federal Reserve Board, the Virginia Commissioner of Financial Institutions, or any other bank regulatory agency having jurisdiction. Additionally, whether or not a vote of shareholders of any class is required by law or by any other provision hereof, the affirmative vote of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock shall be required prior to the issuance of any shares of a class or series of stock which would have rights as to dividends or liquidation prior or superior to the Series A Preferred Stock.

     (e) Redemption. Shares of the Series A Preferred Stock may be redeemed, in whole or in part, at the option and in the sole discretion only of the Corporation, at any time or from time to time, without notice, at a redemption price equal to the Original Purchase Price of the Series A Preferred Stock, as adjusted in accordance with the provision of (c) above plus dividends accrued but unpaid prior to the date of redemption (the "Redemption Price"). Additionally, all outstanding shares of the Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price on September 30, 2001. Any such redemption shall be subject to the receipt by the Corporation of any required prior approval of the Federal Reserve Board or other regulatory agency having jurisdiction over the Corporation and its subsidiaries. Provided that sufficient funds to effect the redemption have been deposited with an independent depositary or escrow agent, then at the time of such redemption as specified in the resolution of the Board of Directors authorizing such redemption or September 30, 2001, as applicable, all rights of the holders of the Series A Preferred Stock redeemed shall terminate, except for the right to receive the Redemption Price.

     (f) Sinking Fund. The Corporation shall not be required to establish or make payments into, and the Series A Preferred Stock shall not enjoy the benefit of, any sinking, reserve or other segregated fund for the redemption of the Series A Preferred Stock.

     (g) Restrictions on Repurchase. The Corporation shall not, at any time while any shares of Series A Preferred Stock are outstanding, purchase, repurchase, redeem, or otherwise reacquire for value, any shares of Common Stock or other class of stock junior to the Series A Preferred Stock, provided, however, that nothing contained in this paragraph (g) shall prevent the Corporation from acquiring any shares of Common Stock or other class of stock junior to the Series A Preferred Stock as a result of, or in connection with the satisfaction of a debt previously contracted in good faith.

     (h) Conversion. The Series A Preferred Stock shall not be convertible into or otherwise exchangeable for shares of any other class of stock or securities of the Corporation.

     (i) Liquidation, Dissolution or Winding Up. Subject to the prior or superior rights of the holders of any series of preferred stock ranking prior or superior to the Series A Preferred Stock with respect to liquidation, whether now existing or hereafter created, upon any liquidation, dissolution or winding up of the corporation, the holders of the Series A Preferred Stock
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shall be entitled to receive, prior to the payment of any amounts in liquidation, dissolution or winding up in respect of any Common Stock or other class of stock junior to the Series A Preferred Stock, but after the payment or provision for all amounts due to creditors of the corporation, an amount per share equal to the Original Purchase Price of the Series A Preferred Stock as adjusted in accordance with the provisions of (c) above, plus the amount of any dividends accrued but unpaid as of the date of such liquidation, dissolution or winding up. Following receipt of such amount, the holders of the Series A Preferred Stock shall have no right to receive any other amounts in connection with the liquidation, dissolution or winding up of the corporation.

     (j) Preemptive Rights. The holders of the Series A Preferred Stock shall not have any preemptive or preferential right to acquire any shares of any class of capital stock of the corporation, whether now or hereafter authorized, except as the Board of Directors may specifically provide.

     4. Stockholders of the corporation shall not have the preemptive right to acquire unissued shares of the corporation.

     5. The Corporation=s initial registered office shall be located in the City of Richmond at Suite 1100, 707 East Main Street, Richmond, Virginia 23219. The Corporation=s initial registered agent shall be Lathan M. Ewers, Jr., whose address is the same as the corporations=s registered office and who is a resident of Virginia and a member of the Virginia State Bar.

     6. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than six nor more than twelve Directors, the exact number of Directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Directors then in office or at least two-thirds of the shares entitled to vote at a meeting of shareholders. The Directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. At the 1990 Annual Meeting of Shareholders, Class I Directors shall be elected for a one-year term, Class II Directors for a two-year term and Class III Directors for a three-year term. At each succeeding Annual Meeting of Shareholders beginning in 1991, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, whenever the holders of Preferred Stock or one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series to elect Directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this
Article 6 unless expressly provided by such terms. If the office of any Director shall become vacant, the Directors, at the time in office, whether or not a quorum, may, by majority vote of the Directors then in office, choose a successor who shall hold office until the next annual meeting of shareholders. In such event, the successor elected by the shareholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of Directors to which that person has been elected. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner. Notwithstanding any other provision of the Articles of Incorporation or the Bylaws, the affirmative vote of at lease two-thirds of the outstanding shares entitled to vote shall be required to amend, alter, change or repeal, or to adopt any provisions inconsistent with the purpose and intent of this Article 6.

     7. Except as otherwise now or hereafter specifically provided for herein, the vote of the Corporation=s Common Stock required to approve an amendment to the Corporations=s Articles of Incorporation shall be a majority of all such shares.



Amended December 31, 1997      ________________________________________________